Exhibit 23.1

AJSH & Co LLP Chartered Accountants (Formerly known as "AJSH & Co." converted and registered as LLP on 11-04-2016 vide LLPIN: AAG-1471)	C-7/227, Sector-7, Rohini Delhi- 110085 +91 11 45596689 Web : www.ajsh.in E-mail : info@ajsh.in

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
India Globalization Capital, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of India Globalization Capital. Inc. on Form S-8 of our report dated July 14, 2016 on the financial statements of India Globalization Capital. Inc. for the fiscal years ended March 31, 2016 and March 31, 2015.

/s/ AJSH & Co LLP
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AJSH & Co LLP Delhi, India January 18, 2017